EXHIBIT 10
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           OVERSEAS SHIPHOLDING GROUP, INC. LETTERHEAD


September 19, 1995


Mr. Michael A. Recanati
40 East 78th Street
New York, NY 10021

Dear Mr. Recanati,

This letter and the General Release attached hereto sets forth the arrangement agreed to by Overseas Shipholding Group, Inc.
("OSG") and you in connection with your termination of employment and your retention as a consultant to OSG, as follows:

1.   Your employment with OSG shall terminate as of September 11,
     1995.   Thereafter, you shall serve as a consultant  to  OSG
     for  a  period  of  two years, as provided in  paragraph  10 hereof.

2. You resigned as Executive Vice President of OSG and as an officer and/or director of its subsidiaries, as Vice Chairman of the Finance and Development Committee of the Board of Directors of OSG, and as a member of all committees of the Board, effective as of September 11, 1995.

3. OSG shall pay you on October 5, 1995 the gross amount of $115,904, which represents payment for all unused vacation days earned by you as of September 11, 1995. OSG shall make appropriate deductions from said payments for FICA, Federal, State and local income taxes, etc. and 401(k) contributions.

4. OSG shall make payments to you in the total gross amount of $1,530,000 payable in 52 bi-weekly installments of $29,423.08, with the first such installment relating to the period ending September 22, 1995. The payments provided in this paragraph do not survive you and they are not payable to your estate (in such event, the life insurance payment referred to in paragraph 7 shall be applicable).

5. OSG shall pay to you in December of 1996 and 1997 an amount equal to the contribution OSG would have made to the Maritime Overseas Corporation ("MOC") 401(k) Plan in each such year in respect of your participation therein, had you been eligible and elected to participate and contribute the maximum permissible amount.

6. Your aggregate accrued monthly retirement benefit under the MOC qualified pension plan and under the supplemental employee retirement plans will reflect two additional years of service through September 11, 1997 at $765,000 per year.

7. Your participation in and benefits under the life insurance plan and the medical and dental plan shall continue as at present until September 30, 1997 unless, in the case of medical and dental plans, you are eligible for equivalent coverage under the medical and dental plans related to new employment.

8. Your rights with respect to any options granted to you under the OSG 1989 Stock Option Plan (As Amended), which are unvested at termination of your employment, will all become vested and exercisable on October 9, 1995. All options, including those which are presently vested, shall remain exercisable until December 31, 1997 and shall expire on said date.

9. Until September 11, 1997, OSG will provide you with the services of an Executive Secretary/Administrative Assistant, to be designated by you, at the same compensation level as your current Secretary/Administrative Assistant.

10. You agree to make yourself available to render such consulting services as may be requested by OSG from time to time until September 11, 1997 at no additional cost or expense to the Company, except that OSG will reimburse your ordinary and necessary out-of-pocket expenses for business travel outside of New York City in the course of performing such services.

11. You agree (i) not to disclose any material or information which is treated as confidential by OSG and/or MOC (hereinafter for the purposes of paragraphs 11 and 12 of this Agreement collectively referred as "OSG"), (ii) not to disparage OSG, its agents, or any of their subsidiaries, affiliated or related companies or their respective employees, (iii) not to work prior to September 11, 1997, as an employee of, or a consultant to, a shipping company or ship broker, in any capacity other than dealing with the development of information systems, and (iv) to keep the terms of this Agreement confidential and not to disclose its contents to anyone except your attorney, financial consultant or other professional advisor.

12. (a) Any breach of the provisions of paragraphs 10 and 11 of this Agreement by you during the term hereof shall be considered a material breach of this Agreement. In the event of such breach, and due to the difficulties in calculating the damages that might be sustained (directly or indirectly) as a result of such breach, you specifically consent to the entry of injunctive relief against you, in addition to any and all of OSG's remedies under the law, and you further agree that OSG may obtain the foregoing relief without the posting of a bond.

     (b) In addition, in the event of a breach of the provisions of paragraphs 10 and 11 of this Agreement by you, OSG shall be entitled to terminate its obligations to you hereunder and you shall forfeit all future rights under this Agreement.

13. This Agreement and the General Release attached hereto contains the entire agreement between you and OSG and fully supersedes any and all prior agreements or understandings with respect to the subject matter hereof and the terms and provisions of this Agreement and the General Release attached hereto may not be modified or amended except in a writing signed by both parties.

14. You have the right to consider fully the terms of this Agreement for twenty-one (21) days and to consult with an attorney of your choosing in connection with this Agreement.

15. You represent and warrant that (a) you have carefully read this Agreement in its entirety and you fully understand the significance of all of the terms and conditions of this Agreement, and (b) you are signing this Agreement voluntarily and of your own free will, and assent to all the terms and conditions contained herein.

16. No waiver by either party of any breach by the other party of its obligations hereunder shall be deemed a waiver of any prior or subsequent breach. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by you or an authorized officer of OSG, as the case may be.

17. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New
     York applicable to contracts to be performed therein.

18. The parties agree that OSG shall withhold all amounts required to be withheld for federal, state and local income tax purposes to the extent required by applicable law.

This Agreement and the General Release attached hereto shall not become effective until the eighth day following your execution thereof, and you may revoke your agreement prior to that date by giving written notice of such revocation to the undersigned.

If you are in agreement with the Agreement and the General Release attached hereto, please indicate your approval and acceptance thereof by signing your name and inserting the date where indicated below on both copies of the Agreement, and executing both copies of the General Release in the presence of a Notary, and return one original copy of each thereof to me. The enclosed duplicate original of each are for you.

Very truly yours,

S/Morton P. Hyman

Morton P. Hyman
President


Enclosures


I hereby agree to be bound by the terms and conditions of the above Agreement.


Date:      9/19/95                 S/Michael A. Recanati
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                                    Michael A. Recanati